CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-1 of Hispanica International Delights of America, Inc. of our report dated August 31, 2016, included in its Annual Report on Form 10-K filed on September 1, 2016, relating to the financial statements for the years ended May 31, 2016 and 2015.

/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP

Melville, New York

December 19, 2016